Exhibit 10.3
FRANKLIN RESOURCES, INC.
2002 UNIVERSAL STOCK INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT AWARD

Name:
Address:

In accordance with the Franklin Resources, Inc. 2002 Universal Stock Incentive Plan (the “2002 Plan”), as an incentive for increased efforts and successful achievements, Franklin Resources, Inc. (the “Company”) has awarded Participant Restricted Stock Units (“Units”) (as defined in the 2002 Plan) over common stock of the Company subject to the terms and conditions of the accompanying Restricted Stock Unit Award Agreement (the “Award Agreement”), this Notice of Restricted Stock Unit Award (the “Notice of Award” and together with the Award Agreement, the “Award”) and the 2002 Plan, as follows:

Award Number
Award Date
Total Number of Units Awarded

Vesting Schedule

[Vesting schedule performance terms subject to approval of the Compensation Committee of the Board of Directors of the Company.]

For purposes of this Notice of Award and the Award Agreement, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company (other than pursuant to Section 16 of the Award Agreement).
Participant acknowledges and agrees that nothing in this Award nor in the 2002 Plan, which is incorporated herein by this reference, affects the Company’s, or a Subsidiary’s, right to terminate, or to change the terms of, Participant’s employment at any time, with or without cause.
Participant acknowledges that, from time to time, the Company may be in a “Blackout Period” and/or subject to applicable securities laws that could subject Participant to liability for engaging in any transaction involving the sale of the Company’s shares. Participant further acknowledges and agrees that, prior to the sale of any shares acquired under this Award, it is Participant’s responsibility to determine whether or not such sale of shares will subject Participant to liability under insider trading rules or other applicable securities laws.
Participant hereby: (i) consents to access the 2002 Plan prospectus in connection with the Form S-8 registration statement for the 2002 Plan, any updates thereto, the 2002 Plan, the Award Agreement and this Notice of Award (collectively, the “2002 Plan Documents”) in electronic form either through Connected on the Company’s Intranet or another form of electronic communication (e.g. e-mail); (ii) represents that Participant has access to the Company’s Intranet and the Internet; (iii) acknowledges receipt of electronic copies, or that Participant is already in possession of paper copies, of the 2002 Plan Documents and the Company’s most recent annual report to stockholders; and (iv) acknowledges that Participant is familiar with and has accepted the Award subject to the terms and provisions of the 2002 Plan Documents.

1

Participant may receive, without charge, upon written or oral request, paper copies of any or all of the 2002 Plan Documents, documents incorporated by reference in the Form S-8 registration statement for the 2002 Plan, and the Company’s most recent annual report to stockholders by requesting them from Stock Administration at the Company, One Franklin Parkway, San Mateo, CA 94403-1906. Telephone (650) 312-2000. Participant may also withdraw Participant’s consent to receive any or all documents electronically by notifying Stock Administration at the above address in writing.
By accepting the Award, whether in electronic form or otherwise, Participant agrees that the Award is granted under and governed by the terms and conditions of the 2002 Plan, this Notice of Award and the Award Agreement.

2

FRANKLIN RESOURCES, INC.
2002 UNIVERSAL STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement, together with any Appendix(es) attached hereto (hereinafter, collectively, the “Agreement”), is made as of the Award Date set forth in the Notice of Restricted Stock Unit Award (the “Notice of Award”) between Franklin Resources, Inc. (the “Company”) and the Participant named therein (“Participant”).

WITNESSETH:

WHEREAS, the Board of Directors and stockholders of the Company have adopted the Franklin Resources, Inc. 2002 Universal Stock Incentive Plan (the “2002 Plan”), authorizing the grant of Restricted Stock Units (as defined in the 2002 Plan) (“Units”) to eligible individuals as an incentive in connection with the performance of services for the Company and its Subsidiaries, as defined in the 2002 Plan, which is incorporated herein by this reference (capitalized terms used but not defined in this Agreement have the same meaning as set forth in the 2002 Plan or the Notice of Award, as applicable); and

WHEREAS, the Company recognizes the efforts of Participant on behalf of the Company and its Subsidiaries and desires to motivate Participant in Participant’s work and provide an inducement to remain in the service of the Company and its Subsidiaries; and

WHEREAS, the Company has determined that it would be to the advantage and in the interest of the Company and its stockholders to award Units provided for in this Agreement and the Notice of Award to Participant, subject to certain restrictions, as an incentive for increased efforts and successful achievements;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.    Restricted Stock Unit Award. The Company is awarding to Participant Units as set forth in the Notice of Award, subject to the rights of and limitations on Participant as owner thereof as set forth in this Agreement.

2.	Transfer Restriction.

(a)    Units may not be transferred by Participant in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, Participant may designate a beneficiary of Units in the event of Participant’s death on the beneficiary designation form provided by the Company. Pursuant to paragraph 7 of this Agreement, the terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and transferees of Participant.

(b)    Participant acknowledges that, from time to time, the Company may be in a “Blackout Period” and/or subject to applicable securities laws that could subject Participant to liability for engaging in any transaction involving the sale of the Company’s shares. Participant further acknowledges and agrees that, prior to the sale of any shares acquired under this Award, it is Participant’s responsibility to determine whether or not such sale of shares will subject Participant to liability under insider trading rules or other applicable securities laws.

3.    Vesting.

(a)    Units shall become vested in accordance with the Vesting Schedule in the Notice of Award so long as Participant maintains a Continuous Status as an Employee.

(b)    If Participant ceases to maintain a Continuous Status as an Employee for any reason, all Units to the extent not yet vested under subparagraph (a) on the date Participant ceases to maintain a Continuous Status as an

Employee shall be forfeited by Participant without payment of any consideration to Participant therefor. Any Units so forfeited shall be canceled and any shares considered issuable pursuant to such Units, if applicable, shall be returned to the status of authorized but unissued shares, to be held for future distributions under the Company’s 2002 Plan. Notwithstanding the above, an executive officer of the Company, in his or her sole discretion, may determine whether a portion or all of the unvested Units awarded hereunder become vested as of the date of death or termination of employment on account of disability (as determined by an executive officer of the Company in accordance with the policies of the Company). Unless changed by the Board of Directors of the Company, “disability” means that Participant ceases to be an employee on account of disability as a result of which Participant is determined to be disabled by the determining authority under the long-term or total permanent disability policy, or government social security or other similar benefit program, of the country or location in which Participant is employed and in the absence of such determining authority by the Board in accordance with the policies of the Company.

4.    Vesting of Units and Issuance of Shares. Upon each vesting date, (i) one share of common stock of the Company (“Stock”) and (ii) an amount in cash equal to the cash dividends, if any, paid with respect to such share between the Award Date and the vesting date shall be issuable for each Unit that vests on such date, subject to the terms and provisions of the 2002 Plan, the Notice of Award and this Agreement. Upon satisfaction of any required tax or other withholding obligations as set forth in paragraph 6 of this Agreement, the shares of Stock and cash amount (if any) will be issued to Participant (as evidenced by the appropriate entry in the books of the Company or a duly authorized transfer agent of the Company) as soon as practicable after the vesting date, but in any event, within the period ending on the later to occur of the date that is two and a half (2½) months from the end of (i) Participant’s tax year that includes the applicable vesting date, or (ii) the Company’s tax year that includes the applicable vesting date. Any fractional Unit remaining after all Units under this Award are fully vested shall be discarded and neither a fractional share of Stock nor any dividends issued with respect to such fractional share shall be issued at vesting of the fractional Unit. Notwithstanding the above, the Company may, in its discretion, pay to Participant all or a portion of any vested Units in cash in an amount equal to the Fair Market Value of the relevant number of shares of Stock on the applicable vesting date, or on such other date or dates which the Company may at its absolute discretion prescribe, less any tax or other withholding obligations set forth in paragraph 6 of this Agreement.

5.    Right to Shares. Except as otherwise determined by the Committee, in its discretion, and as provided in Section 4, Participant shall not have any right in, to or with respect to any of the shares of Stock (including any voting rights or rights with respect to dividends paid on the shares of Stock, including rights to dividend equivalent payments) issuable for a Unit under the Award until the Award is settled by the issuance of such shares of Stock to Participant.

6.    Withholding of Taxes.

(a)General. Participant is ultimately liable and responsible for all taxes owed by Participant in connection with the 2002 Plan including, without limitation, the award of Units, vesting of units, issue and sale of shares regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection with the 2002 Plan. Neither the Company nor any of its Subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of Units awarded or the subsequent sale of any of the shares of Stock. The Company and its Subsidiaries do not commit and are under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.

(b)Payment of Withholding Taxes. Prior to any event in connection with Units awarded (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether United States federal, state or local taxes or applicable foreign taxes and including any employment tax obligation (the “Tax Withholding Obligation”), Participant must agree to the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Company, including by means of one of the following methods:

(i)By Share Withholding. Unless the Company permits Participant to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, Participant authorizes the Company (in the exercise of its sole discretion) to withhold from those shares of Stock issuable to Participant the whole number of shares sufficient to satisfy the Tax Withholding Obligation, provided that the Company shall withhold only the amount of shares necessary to satisfy the minimum applicable Tax Withholding Obligation. Share withholding will generally be used to satisfy the tax liability of individuals subject to the short-swing profit restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended.

(ii)By Sale of Shares. Unless the Company permits Participant to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, and provided that the terms of this clause (ii) do not violate Section 13(k) of the Securities Exchange Act of 1934, as amended, Participant’s acceptance of the Award constitutes Participant’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those shares of Stock issuable to Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the applicable Tax Withholding Obligation. Such shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable. Participant will be responsible for all brokers’ fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Tax Withholding Obligation the Company agrees to pay such excess in cash to Participant. Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Tax Withholding Obligation. Accordingly, Participant agrees to pay to the Company or any of its Subsidiaries as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of shares of Stock described above.

(iii)By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of days as determined by the Committee or its designee) before any Tax Withholding Obligation arises (e.g., a vesting date), Participant may request permission to satisfy the Tax Withholding Obligation by check, wire transfer or other means, by submitting such request, in writing, to the Company. Alternatively, the Company may require that Participant satisfy any Tax Withholding Obligation in any such manner. If the Company approves Participant’s request, or so requires, within five (5) business days of the vesting date (or such fewer number of days as determined by the Committee or its designee) Participant must deliver to the Company the amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Committee or its designee.

7.    Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Nothing contained in the 2002 Plan, the Notice of Award or this Agreement shall be interpreted as imposing any liability on the Company or the Committee in favor of Participant or any purchaser or other transferee of Units or shares of Stock with respect to any loss, cost or expense which such Participant, purchaser or other transferee may incur in connection with, or arising out of any transaction involving, any Units or shares of Stock subject to the 2002 Plan, the Notice of Award or this Agreement.

8.    No Compensation Deferrals. None of the 2002 Plan, the Notice of Award and this Agreement are intended to provide for an elective deferral of compensation that would be subject to Section 409A (“Section 409A”) of the United States Internal Revenue Code of 1986, as amended. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the 2002 Plan, the Notice of Award and/or this Agreement to ensure that no awards (including, without limitation, the Units) become subject to the requirements of Section 409A, provided, however, that the Company makes no representation that the Units are not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to the Units.

9.    Integration. The terms of the 2002 Plan, the Notice of Award and this Agreement are intended by the Company and Participant to be the final expression of their agreement with respect to Units and may not be contradicted by evidence of any prior or contemporaneous agreement. The Company and Participant further intend that the 2002 Plan, the Notice of Award and this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any arbitration, judicial, administrative or other legal proceeding involving the 2002 Plan, the Notice of Award or this Agreement. Accordingly, the 2002 Plan, the Notice of Award and this Agreement contain the entire understanding between the parties and supersede all prior oral, written and implied agreements, understandings, commitments and practices among the parties.

10.    Waivers. Any failure to enforce any terms or conditions of the 2002 Plan, the Notice of Award or this Agreement by the Company or by Participant shall not be deemed a waiver of that term or condition, nor shall any waiver or relinquishment of any right or power for all or any other times.

11.    Severability of Provisions. If any provision of the 2002 Plan, the Notice of Award or this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision thereof; and the 2002 Plan, the Notice of Award and this Agreement shall be construed and enforced as if none of them included such provision.

12.    Committee Decisions Conclusive. All decisions of the Committee arising under the 2002 Plan, the Notice of Award or this Agreement shall be conclusive.

13.    Mandatory Direct Discussion, Mediation, and Arbitration. To the extent permitted by law, any claim, disagreement, or dispute arising out of or relating to the 2002 Plan, the Notice of Award, and/or this Agreement, including the meaning or interpretation thereof (a “Dispute”), shall be resolved solely and exclusively by direct discussion and mandatory mediation followed, if necessary, by final and binding arbitration in accordance with the terms and procedures specified in this Section 13. These terms and procedures apply solely to the resolution of a Dispute as defined in this Agreement. Any other claim, issue, or complaint raised by an employee who is subject to the Franklin Templeton Investments’ Alternative Dispute Resolution Policy and Agreement (the “ADR Agreement”), which claims, issues or complaints are not covered by this Agreement will be resolved according to the terms and procedures of the ADR Agreement. With regard to any Dispute as defined in this Agreement, if there is a difference between the terms or procedures defined in the ADR Agreement, and the terms and procedures defined in this Agreement, this Agreement’s terms and procedures shall control. The Participant and the Company specifically agree to waive the right to pursue any Dispute before a court or jury.
(a)    Direct Discussion. Upon written notice of any Dispute, the Participant and the Company (each referred to as a “party” and together as the “parties”) shall first attempt to resolve the Dispute by direct discussion.

(b)Mediation. If a Dispute is not resolved by direct discussion then either party may request mediation of the Dispute by sending a written notice requesting mediation to the other party. The parties will mutually agree to the selection of a mediator, whose compensation will be borne by the Company.

(c)Arbitration. If a Dispute is not resolved by direct discussion and mandatory mediation, then either party may request final and binding arbitration of the Dispute by sending a written notice requesting arbitration to the other party. The claim or dispute will be heard by a single arbitrator unless, within 45 days of receiving the initial written demand for arbitration, either the Participant or the Company elects by written notice to the other party for the arbitration to be heard by a panel of three arbitrators. If a single arbitrator is used, the parties will mutually agree to the selection of the arbitrator. If either the Participant or the Company elects for the arbitration to be heard by a panel of three arbitrators, the Participant and the Company will each select one arbitrator, and the arbitrators selected by the Participant and the Company will, within a reasonable period of time, then appoint a third arbitrator to serve as chair of the panel.

The arbitration will be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the AAA as amended and effective November 1, 2009 (the “AAA Rules”) but without necessarily retaining AAA or any other third party to administer the arbitration. The parties will determine whether a third party administration service is necessary and, if necessary, agree to a mutually acceptable arbitration administration service, whether AAA or otherwise, within 45 days of receipt of the initial written demand for arbitration. The location for the arbitration shall be in the county or comparable jurisdiction of Participant’s employment. Judgment on the award rendered may be entered in any court having jurisdiction.

The Company will pay all of the costs of arbitration that are attributable to the employer pursuant to the AAA Rules, unless applicable law requires the Company to pay a greater share or all of the costs. In addition, if a single arbitrator is used, or if the Company elects for the arbitration to be heard by a panel of three arbitrators, the compensation and expenses of the arbitrator(s) will be paid by the Company. If Participant elects for the arbitration to be heard by a panel of three arbitrators, Participant will be responsible for paying one-half of the arbitrators’ compensation and expenses.

All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding under this paragraph. Neither Participant nor the Company will have the right to participate in a class, representative or collective action, as a class representative, class member or an opt-in party or join or consolidate claims with claims of any other person or entity, with respect to any Dispute. Nothing in this Agreement, however, is intended or understood to limit, contradict, or preclude the rights reserved by law for Participant to initiate any administrative claim, or to excuse Participant from bringing an administrative claim before any agency in order to fulfill Participant’s obligation to exhaust administrative remedies. The provisions of this paragraph are intended by Participant and the Company to be exclusive for all purposes and applicable to any and all Disputes.

Except as otherwise provided in this Agreement, or as otherwise mutually agreed by the parties, the arbitrator(s) will conduct the arbitration pursuant to the AAA Rules, the U.S. Federal Arbitration Act, 9 U.S.C. section 1, et seq., and the U.S. Federal Rules of Evidence. The arbitrator(s) shall have jurisdiction and authority only to award the Participant an amount equal to or less than the amount of the Award challenged in the Dispute, subject to the same terms and conditions as the Notice of Award in Dispute, and shall not have jurisdiction or authority to make any other award of any type, including, without limitation, punitive damages, unforeseeable economic damages, damages for pain, suffering or emotional distress, or any other kind or form of damages. The arbitrator(s) shall not have jurisdiction or authority to grant preliminary or final injunctive relief or specific performance. The remedy, if any, awarded by the arbitrator(s) shall be the sole and exclusive remedy for any Dispute that is subject to arbitration under this paragraph.

14.    Delaware Law. The 2002 Plan, the Notice of Award and this Agreement are governed by, and all Disputes arising under or in connection with the 2002 Plan, the Notice of Award and this Agreement shall be resolved in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules, to the extent not preempted by the federal laws of the United States of America.

15.    Country Appendices. If Participant relocates to a country outside the United States: (i) any special terms and conditions that may apply to Units granted to Participants in such country under Appendices to this Agreement will apply to Participant; or (ii) if Units have not been granted to Employees in such country under this Agreement, any other special terms and conditions, will apply to Participant, in each case to the extent the Company determines that the application of such terms and conditions is necessary or advisable to comply with local law or facilitate the administration of the 2002 Plan, and provided the imposition of the term or condition will not result in any adverse accounting expense with respect to the Units (unless the Company specifically determines to incur such expense).

16.	Forfeiture.

(a)    Forfeiture Pursuant to Restatement of Financial Results. Notwithstanding anything in the Award to the contrary, in the event that (i) the Company issues a restatement of financial results to correct a material error; (ii) the Committee determines, in good faith, that fraud or willful misconduct by the Participant was a significant contributing factor to the need to issue such restatement; and (iii) some or all of the Units that were granted and/or shares of Stock and/or other property earned prior to such restatement by the Participant would not have been granted and/or earned, as applicable, based upon the restated financial results, the Participant shall immediately return to the Company all shares of Stock and other property received with respect to those Units, including any cash dividends paid with respect to the Units or such shares of Stock, any pre-tax income derived from ownership and any gross proceeds from disposition of such Stock and property, that would not have been granted and/or earned based upon the restated financial results (the “Repayment Obligation”), and all such Units (whether or not vested) shall immediately be forfeited. The Company shall be able to enforce the Repayment Obligation by all legal means available, including, without limitation, by withholding such amount from other sums and property owed by the Company to the Participant.

(b)    Forfeiture Pursuant to Fraud or Breach of Securities Law. Notwithstanding anything in the Award to the contrary, in the event that the Participant:

(i)    is convicted by any court for fraud;

(ii)    is finally adjudicated by any court or is otherwise finally determined by a Regulatory Agency to be in violation of any Securities Law where the violation related to a period of time during which the Participant was an Employee; or

(iii)    enters into a settlement agreement with a Regulatory Agency, with or without admission of any liability, in relation to or in connection with an allegation concerning a violation of any Securities Law by the Participant where the violation or alleged violation related to a period of time during which the Participant was an Employee, and the terms of the settlement agreement result in (x) the Participant making, or being required to make, payment of any penalty or a payment in lieu of any penalty or redress in respect of such violation, or alleged violation; (y) the publication of any statement of reprimand or censure; or (z) the Participant suffering any other penalty including (without limitation) suspension or termination of his status for the purposes of any Securities Law, all of the Participant’s Units that have not vested shall immediately be forfeited without any payment to the Participant therefor. Any Units so forfeited shall be cancelled.

Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that only a portion of the Participant’s Units specified by the Committee (or no Units) shall be forfeited.

For the purposes of this sub-paragraph (b), the following words shall have the following meanings:

“Regulatory Agency” shall mean in any jurisdiction any department of government, independent agency, authority appointed by statute or by government in connection with the supervision and or enforcement of any Securities Law including, but not limited to, the U.S. Securities and Exchange Commission;

“Securities Law” shall mean any enactment, law, statute, rule, requirement or regulation in any jurisdiction relating to Securities that is or was applicable to the Company or that is or was applicable to the Participant;

“Securities” shall mean any shares, bonds, derivatives or other financial instruments or financial assets or any interest therein.

(c)    Other Repayment/Forfeiture. Any benefits Participant may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar laws, and implementing rules and regulations, of the European Union (as implemented by its member states and by the European Securities and Markets Authority) and of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to Participant.

END OF AGREEMENT